Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated as of July 5, 2012

among

LUCID, INC.,

as Borrower,

and

NORTHEAST LCD CAPITAL, LLC,
as Lender

i

ii

	7.3	Mergers	11
	7.4	Indebtedness	11
	7.5	Encumbrance	11
	7.6	Distributions; Investments	11
	7.7	Transactions with Affiliates	11
	7.8	Subordinated Debt	11
	7.9	Use of Proceeds	11

8.	EVENTS OF DEFAULT		12
	8.1	Payment Default	12
	8.2	Covenant Default	12
	8.3	Attachment; Levy; Restraint on Business	12
	8.4	Insolvency	12
	8.5	Other Agreements	12
	8.6	Judgments	12
	8.7	Misrepresentations	13

9.	LENDER’S RIGHTS AND REMEDIES		13
	9.1	Rights and Remedies	13
	9.2	Application of Payments and Proceeds Upon Default	14
	9.3	No Waiver; Remedies Cumulative	14
	9.4	Demand Waiver	14

10.	NOTICES		15

11.	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER		15

12.	GENERAL PROVISIONS		16
	12.1	Successors and Assigns	16
	12.2	Indemnification	16
	12.3	Severability of Provisions	16
	12.4	Amendments in Writing; Waiver; Integration	16
	12.5	Counterparts	17
	12.6	Survival	17
	12.7	Confidentiality	17
	12.8	Right of Set Off	17
	12.9	Electronic Execution of Documents	18
	12.10	Captions	18
	12.11	Construction of Agreement	18
	12.12	Relationship	18
	12.13	Third Parties	18
	12.14	Payoff	18

13.	DEFINITIONS		19
	13.1	Definitions	19

iii

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 5, 2012 (the “Effective Date”) between NORTHEAST LCD CAPITAL, LLC, a Maine limited liability company (“Lender”), the Subsequent Lenders (as defined below) from time to time party hereto, and LUCID, INC., a New York corporation (“Borrower”), provides the terms on which Lender and the Subsequent Lenders shall lend to Borrower and Borrower shall repay Lender and the Subsequent Lenders.  The parties agree as follows:

1.                                      ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay to Lender and the Subsequent Lenders the outstanding principal amount of the Term Loans and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2                               Term Loans.

(a)                                 Initial Term Loan.  Subject to the terms and conditions of this Agreement, Lender shall make a loan (the “Initial Term Loan”) to Borrower on the Effective Date in an amount of Seven Million Dollars ($7,000,000), which shall include the principal amounts advanced to Borrower by Lender as of May 7, 2012 pursuant to the Demand Note (as defined below).  Upon receipt of such Initial Term Loan proceeds, Borrower shall deliver to Lender an executed Note evidencing the Initial Term Loan.

(b)                                 Subsequent Term Loans; Additional Lenders.  From time to time after the Effective Date through December 31, 2012, Lender or new, additional lenders (“Subsequent Lenders”) may make additional loans (“Subsequent Term Loans”) to Borrower.  Each Subsequent Lender of a Subsequent Term Loan shall become a party to this Agreement as a “Subsequent Lender” hereunder, pursuant to joinder documentation in a form and substance acceptable to Borrower and Lender.  Each of Lender, Borrower and each Subsequent Lender shall enter into an intercreditor agreement among Lender, the other Subsequent Lenders and the Borrower, which shall be in a form and substance reasonably satisfactory to Lender and Borrower. Upon receipt of such Subsequent Term Loan proceeds, Borrower shall deliver to the applicable lender of such Subsequent Term Loan an executed Note evidencing the Subsequent Term Loans.  The proceeds of each Subsequent Term Loan shall be remitted directly to Borrower.

(c)                                  Interest Period.  Commencing on July 31, 2014 and continuing on each Payment Date thereafter, Borrower shall make quarterly payments of interest, in arrears, on the outstanding principal amount of the Term Loans at the rate set forth in Section 2.3(a).

(d)                                 Repayment.  All outstanding principal and accrued and unpaid interest under the Term Loans and all other Obligations with respect to the Term Loans, are due and payable in full on the Term Loan Maturity Date.  Once repaid, the Term Loans may not be reborrowed.  The Final Payment shall be due and payable in full on the Term Loan Maturity Date.

(e)                                  Permitted Prepayment.  Borrower shall have the option to prepay all or any portion of the Term Loans, provided Borrower (i) provides written notice to Lender of its election to prepay the Term Loans at least one (1) Business Day prior to such prepayment, and (ii) pays, on the date of such prepayment, (A) in the case of a partial prepayment, the principal amount being prepaid, plus all outstanding accrued interest on such principal amount, and (B) if all outstanding principal is being prepaid, the Final Payment.

(f)                                   Mandatory Prepayment Upon an Acceleration.  If the Term Loans are accelerated by Lender pursuant to Section 9.1(a) following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the Final Payment.

2.3                               Payment of Interest on the Term Loans.

(a)                                 Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a fixed per annum rate equal to seven percent (7%), which interest shall be payable quarterly in accordance with Section 2.3(c) below.

(b)                                 Computation; 365-Day Year.  In computing interest, the date of the making of the Term Loans shall be included and the date of payment shall be excluded.  Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.

(c)                                  Interest Payment Date.  Unless otherwise provided, interest is payable quarterly in arrears on each Payment Date, commencing on July 31, 2014.

2.4                               Fees.  Borrower shall pay to Lender.

(a)                                 Final Payment.  The Final Payment, when due hereunder; and

(b)                                 Lender Expenses.  All Lender Expenses (including reasonable, documented, out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5                               Payments.  All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 1:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 1:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.6                               Tax Treatment.  Borrower and the Lender acknowledge that on the Effective Date, (i) pursuant to Section 2.2(a), the Lender shall initially lend to Borrower the Initial Term Loan and (ii) pursuant to Section 4.1(g), Borrower shall, together with its obligations pursuant to the Initial Term Loan, issue 167,164 shares of its Common Stock, par value $0.01 per share (the “Investment Unit Common Stock”) to Lender.  Borrower and Lender intend and agree that the Initial Term Loan shall be treated as indebtedness for U.S. federal income tax purposes.  For all applicable tax purposes, the aggregate purchase price and fair market value of the Investment Unit Common Stock will be Five Hundred Sixty Thousand ($560,000).  The “issue price” of the Initial Term Loan shall equal the difference between (a) the face value of the Initial Term Loan and (b) the amount of purchase price allocated to the Investment Unit Common Stock.  The “stated redemption price at maturity” of the Initial Term Loan (and any Subsequent Term Loan for which interest thereon does not meet the definition of “qualified stated interest”) shall include all interest payments thereon. Borrower and Lender agree (x) that Borrower’s obligations pursuant to the Initial Term Loan, together with any Notes evidencing the same, are part of an “investment unit” within the meaning of Section 1273(c)(2) of the IRC, which investment unit includes the Investment Unit Common Stock, (y) that the allocations provided in this Section 2.6 will be used for purposes of Section 1273(c)(2) of the IRC, and (z) to use the foregoing for all applicable tax purposes with respect to this transaction.  The Borrower and the Lender agree to make any determinations under section 1.1273-2(h)(2) of U.S. Treasury regulations consistent with the foregoing and to file all tax returns consistently with the foregoing, as applicable.

2.7                               Register.  Lender, acting solely for this purpose as an agent of Borrower, shall maintain at its U.S. offices a register for the recordation of the names and addresses of the assignees, transferees and participants of Lender and each Subsequent Lender, and the commitments of, and principal amounts (and stated interest) of the loans owing to, the Lender and each Subsequent Lender and any assignees, transferees and participants pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and Borrower shall treat the Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Subsequent Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by, as the case may be, Lender and any Subsequent Lender at any reasonable time and from time to time upon reasonable prior notice.  The obligations of Borrower under this Agreement are registered obligations and the right, title and interest of Lender, each Subsequent Lender and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register.  This Section 2.7 shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC, and any related regulations (and any other relevant or successor thereof).

2.8                               Provision of Tax Forms.  Lender, any Subsequent Lender, and any successor, assign, or participant that is entitled to an exemption from or reduction of withholding tax (including, without limitation, any withholding tax imposed under any of Sections 1441 — 1446 of the IRC, Sections 1471 — 1474 of the IRC, and/or Sections 3401 — 3406 of the IRC) under the law of the United States, or an applicable treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower, at the time or times prescribed by applicable law and at any times reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

3.                                      CREATION OF SECURITY INTEREST.

3.1                               Grant of Security Interest.  Borrower hereby grants Lender, for the benefit of itself and the Subsequent Lenders (subject to the terms of any applicable intercreditor agreement), to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, for the benefit of itself and the Subsequent Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

3.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that expressly have superior priority to Lender’s Lien under this Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

3.3                               Authorization to File Financing Statements.  Borrower hereby authorizes Lender to file financing statements, without prior notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interests or rights hereunder.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion.

4.                                      CONDITIONS OF LOANS.

4.1                               Conditions Precedent to Initial Term Loan.  Lender’s obligations to make the Initial Term Loan is subject to the condition precedent that Lender shall have received, in form and substance reasonably satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 duly executed counterparts of the Loan Documents;

(b)                                 Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of New York;

(c)                                  certified copies, dated as of a recent date, of financing statement searches, accompanied by written evidence (including any Code termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Initial Term Loan will be, terminated or released;

(d)                                 the insurance policies and/or certificates required pursuant to Section 6.5 hereof; evidence reasonably satisfactory to Lender that the insurance policies required by Section 6.5 hereof are in full force and effect;

(e)                                  the representations and warranties of Borrower in this Agreement shall be true and correct in all material respects on the Effective Date;

(f)                                   the issuance to Lender of 167,164 shares of the common stock of Borrower (which is at the rate of 23,880 shares per $1,000,000 in principal amount of Term Loans); and

(g)                                  payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.

4.2                               Covenant to Deliver.  Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to the Initial Term Loan.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of incorporation or organization and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on Schedule 1 and on the signature page hereof; (b) Borrower is a corporation organized under the laws of the State of New York; and (c) Section 10 and Schedule 1 accurately set forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) contravene the terms of any of Borrower’s organizational documents, (ii) violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, or which, if not obtained or made, such failure would not reasonably be expected to have a Material Adverse Effect) or (v) constitute an event of default under any material agreement by which Borrower is bound, except in each case, where such conflict, violation or contravention would not reasonably be expected to have a Material Adverse Effect.

5.2                               Collateral.  Borrower has good title to, and has rights in, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Deposit Accounts other than the Deposit Accounts if any, set forth on Schedule 1 hereto (as it may be updated from time to time).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise set forth on Schedule 1 hereto.  None of the components of the Collateral (other than equipment with an aggregate value not exceeding $50,000 in the possession of Borrower’s employees or agents) shall be maintained at locations other than as provided in Schedule 1 (as it may be updated from time to time) or as permitted pursuant to Section 7.2.

Except as set forth in Schedule 1, Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses (which may be exclusive as to specified fields of use, geographic areas and/or time periods) granted in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on Schedule 1 (as it may be updated from time to time).  Except as set forth in Schedule 1, each Patent which Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect.

5.3                               Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

5.4                               Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date hereof.  There has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect since the date of the most recent financial statements submitted to Lender.

5.5                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has not violated any applicable laws, ordinances or rules, the violation of which would reasonably be expected to have a Material Adverse Effect.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except in each case, where the failure to obtain such consent or notice would not reasonably be expected to have a Material Adverse Effect.

5.6                               Subsidiaries; Investments.  Borrower has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 1.  Set forth on Schedule 1 is a complete and accurate list of the Borrower and its Subsidiaries as of the Effective Date.  As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 1, and all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by Borrower in the amounts specified on Schedule 1 free and clear of all Liens except those created under the Loan Documents.

5.7                               Tax Returns and Payments.  Borrower has timely filed all material, required tax returns and reports, and Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except those which are being contested in good faith by appropriate proceedings or except where the failure of such tax returns, reports and statements to have been filed or such taxes, assessments, fees, and governmental charges to have been paid would not reasonably be expected to have a Material Adverse Effect.

5.8                               Use of Proceeds.  Borrower shall use the proceeds of the Term Loans to fund its working capital and general business requirements and to pay in full its existing senior Indebtedness (the “Existing Senior Debt”) evidenced by the Secured Demand Promissory Note, dated as of May 7, 2012, by Borrower in favor of Lender (the “Demand Note”).

6.                                      AFFIRMATIVE COVENANTS.

So long as the Term Loans or any other Obligations hereunder shall remain unpaid or unsatisfied (other than inchoate indemnity Obligations), Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain its and (except as permitted by Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation or organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and have each Subsidiary comply, with all material, applicable laws, ordinances and regulations to which it is subject, except to the extent which failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2                               Financial Statements, Reports, Certificates.  Deliver to Lender and any Subsequent Lender:

(a)                                 Quarterly Financial Statements.  Within forty five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such quarter certified by a Responsible Officer and in a form acceptable to Lender (the “Quarterly Financial Statements”);

(b)                                 Annual Audited Financial Statements.  Within ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm;

(c)                                  Other Statements.  Within ten (10) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or to any holders of Subordinated Debt;

(d)                                 SEC Filings.  For so long as Borrower remains subject to the reporting requirements under the Exchange Act within ten (10) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(e)                                  Legal Action Notice.  A prompt report of the commencement of any legal actions against Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(f)                                   Other Financial Information.  Other financial information regularly prepared by Borrower that is reasonably requested by Lender.

6.3                               Maintenance of Property.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4                               Taxes.  Timely file, and require each of its Subsidiaries to timely file (in each case, taking into account any available extensions of time), all material and required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, unless the same are being contested in good faith by appropriate proceedings or to the extent such failure to pay in a timely manner would not reasonably be expected to have a Material Adverse Effect.

6.5                               Insurance.  Borrower shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as the Borrower determines in its reasonable business judgment is sufficient for companies engaged in similar businesses in the same general areas in which Borrower operates.  All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and shall provide that the insurer must give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Lender as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations.

6.6                               Protection of Intellectual Property Rights.  (i) Protect, defend and maintain the validity and enforceability of Intellectual Property material to Borrower’s business; (ii) promptly advise Lender in writing of material infringements of Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

6.7                               Access to Collateral; Books and Records.  Allow Lender, or its agents, at reasonable times, on three (3) Business Day’s prior written notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.  The foregoing inspections and audits shall be at Borrower’s expense.

6.8                               Further Assurances.  Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

So long as the Term Loans or any other Obligations hereunder shall remain unpaid or unsatisfied (other than inchoate indemnity Obligations), Borrower shall not do any of the following without Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed):

7.1                               Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment or other property; (c) in connection with Permitted Liens and Permitted Investments; (d) of licenses, sublicenses, leases or subleases (which may be exclusive as to specified fields of use, geographic areas and/or time periods) for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) any Subsidiary may Transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower; (f) Transfers of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Transfer are reasonably promptly applied to the purchase price of such replacement property; (g) Transfers of cash and Cash Equivalents; (h) Transfers of past due Accounts by the Borrower in connection with compromises or collections in the ordinary course of business; (i) eminent domain condemnations under applicable law; (j) any dispositions or issuance by any Subsidiary of the Borrower of its own equity interests to the Borrower and (k) Transfers not otherwise permitted hereunder which are made for fair market value as reasonably determined by the Borrower.

7.2                               Changes in Business, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any material line of business substantially different from the lines of businesses currently engaged in by Borrower and such Subsidiary on the date hereof, as applicable, or substantially related thereto; or (b) liquidate or dissolve (although any Subsidiary may dissolve or liquidate into the Borrower provided that the Borrower shall be the surviving Person).

Borrower shall not, without at least three (3) days prior written notice to Lender:  (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000.00) to a bailee at a location other than to a bailee and at a location already disclosed on Schedule 1 (as it may be updated from time to time), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3                               Mergers.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or permit any of its Subsidiaries to do so, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender and/or any Subsequent Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein or other than (x) any customary provisions relating to sales of assets otherwise permitted hereunder or restricting subletting, assignment or other transfer of any lease governing a leasehold interest otherwise permitted hereunder, and (y) any customary provisions restricting assignment to other transfers of any licensing agreement entered into in the ordinary course of business.

7.6                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, if an Event of Default has occurred and is continuing at the time of any such payment or distribution or would result therefrom; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.7                               Transactions with Affiliates.  Enter into any material transaction with any Affiliate of Borrower, except for (A) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (B) payment of reasonable compensation in the ordinary course to officers and employees for services actually rendered to either Borrower or any of its Subsidiaries, (C) payment of directors’ fees, reimbursement of out of pocket costs and expenses and professional fees for service, (D) the reimbursement of employee and director travel and lodging costs incurred in the ordinary course of business, and (E) the transactions contemplated by this Agreement.

7.8                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, if an Event of Default exists or will occur as a result of such payment, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lender and the Subsequent Lenders.

7.9                               Use of Proceeds.  Use the proceeds of the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.                                      EVENTS OF DEFAULT.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal or interest on the Term Loans when due, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default; or

8.2                               Covenant Default.

(a)                                 Borrower fails to perform any obligation in Sections 6.5 or 6.7, or violates any covenant in Section 7; or

(b)                                 Borrower fails to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and such failure or default continues for thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default; or

8.3                               Attachment; Levy; Restraint on Business.  (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit, (ii) a notice of lien or levy is filed against all or any material part of Borrower’s assets by any government agency, or (iii) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, and the same under subclauses (i), (ii)  and (iii) hereof are not, within sixty (60) days after the occurrence thereof, discharged, vacated or stayed (whether through the posting of a bond or otherwise); or

8.4                               Insolvency.  (a) Borrower begins an Insolvency Proceeding; or (b) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days; or

8.5                               Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, any default, the effect of which is to cause the acceleration of any Indebtedness in an amount individually or in the aggregate in excess of Six Hundred Thousand Dollars ($600,000);  or

8.6                               Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Six Hundred Thousand Dollars ($600,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay; or

8.7                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender and the Subsequent Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

9.                                      LENDER’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  While an Event of Default occurs and continues Lender may, by prior written notice to Borrower, do any or all of the following, to the extent not prohibited by applicable law:

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Lender);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c)                                  settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(d)                                 make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates at any location that is reasonably convenient to Lender and Borrower.  Lender may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Lender’s rights or remedies;

(e)                                  apply to the Obligations then due any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f)                                   ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Lender is hereby granted a non-exclusive, royalty-free license or other right to use, exercisable upon the occurrence and during the continuance of an Event of Default, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names,

Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, (subject to applicable law and contract provisions) Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g)                                  deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h)                                 demand and receive possession of Borrower’s Books; and

(i)                                     exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other dispositions of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion, for distribution to the Subsequent Lenders on a pro rata basis.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.  If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.3                               No Waiver; Remedies Cumulative.  Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Lender has all rights and remedies provided under the Code, by law, or in equity.  Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver.  Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.4                               Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10.                               NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered:  (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Lucid, Inc.
95 Methodist Hill Drive, Suite 500
Rochester, NY 14623
Attn: Martin J. Joyce
Fax: (585) 239-9806
Email: mjoyce@lucid-tech.com

If to Lender:	Northeast LCD Capital, LLC
c/o Wesley Crowell
Bergen & Parkinson LLC
62 Portland Rd., Suite 25
Kennebunk, ME 04043

11.                               CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER.

This Agreement and each of the other Loan Documents which does not expressly set forth applicable law shall be governed by and shall be construed and enforced in accordance with the laws of the State of Maine.  Borrower, Lender and each Subsequent Lender from time to time party hereto each submit to the exclusive jurisdiction of the State and Federal courts in Boston, Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Term Loans and other Obligations, or to enforce a judgment or other court order in favor of Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) Business Days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, LENDER AND SUBSEQUENT LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                               GENERAL PROVISIONS.

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be not be unreasonably withheld or delayed).   Prior to the occurrence and continuance of an Event of Default, Lender and the Subsequent Lenders have the right, with the prior written consent of Borrower, to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in, Lender’s or such Subsequent Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2                        Indemnification.  Borrower agrees to indemnify, defend and hold Lender and its respective directors, officers, employees, agents, attorneys, or any other Persons affiliated with or representing Lender (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or reasonable, documented, out-of-pocket expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and Borrower contemplated by the Loan Documents (including reasonable, documented attorneys’ fees and expenses), except, in each case, for (x) any taxes and (y) any Claims and/or losses directly caused by such Indemnified Person’s gross negligence, bad faith or willful misconduct.

12.3                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the Borrower, Lender and the Required Lenders.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.5                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.6                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.7                        Confidentiality.  In handling any confidential information, Lender and the Subsequent Lenders shall agree to maintain the confidentiality of such information, provided that disclosure of information may be made:  (a) to Lender’s or Subsequent Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender and the Subsequent Lenders, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Term Loans (provided, however, Lender and the Subsequent Lenders shall use their best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s and the applicable Subsequent Lender’s regulators or as otherwise required in connection with Lender’s or such Subsequent Lender’s examination or audit; (e) as Lender or such Subsequent Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender and the Subsequent Lenders so long as such service providers have executed a confidentiality agreement with Lender or such applicable Subsequent Lender with terms no less restrictive than those contained herein.  Confidential information does not include information that is either:  (i) in the public domain or in Lender’s or the applicable Subsequent Lender’s possession when disclosed to Lender or such applicable Subsequent Lender, or becomes part of the public domain after disclosure to Lender or such applicable Subsequent Lender; or (ii) disclosed to Lender or such applicable Subsequent Lender by a third party other than on behalf of the Borrower if Lender or such Subsequent Lender does not know that the third party is prohibited from disclosing the information.

Lender Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.8                        Right of Set Off.  Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Term Loans and other Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a Lender subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any Obligations of Borrower then due, regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.9                        Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.10                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.11                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.12                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.13                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to:  (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.14                 Termination.  Upon the advancement of the proceeds of the Term Loans, the Lender agrees that (i) the Lender shall release all of its security interests, mortgages, pledges and liens created as security for the obligations under the Demand Note, (ii) any guarantees supporting the obligations under the Demand Note shall be terminated, (iii) the respective obligations of the Borrower and any guarantor under the Demand Note or any of the other related loan documents shall be released, (iv) the Demand Note, the Security Agreement (as defined in the Demand Note) or any of the other related loan documents shall be terminated, cancelled and of no further force and effect, and (v) Lender shall mark the Demand Note as canceled and return the Demand Note to Borrower upon the advancement of the Initial Term Loan proceeds.

13.                               DEFINITIONS.

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, or any Person that controls or is controlled by or is under common control with the Person.

“Agreement” is defined in the preamble hereof.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash Equivalents” means, unless otherwise recommended by Lender’s asset management Affiliate and approved by the Board, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than fifteen (15) months from the date of acquisition; (b) commercial paper maturing no more than fifteen (15) months after the date of acquisition and having the a rating of A-1/P-1 or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. at the time of acquisition and (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Claims” is defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Maine; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Maine, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation shall be determined in accordance with GAAP.  For the avoidance of doubt, Contingent Obligations of a Person resulting merely from pending litigation or other causes of action which are owed to another Person potentially injured as a result of a cause of action forming the basis for such litigation or claims shall not constitute a Continent Obligation.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, leasehold improvements, software and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Final Payment” is a payment in an amount equal to the sum of (i) all interest accrued prior to May 1, 2014 but not otherwise paid, (ii) the outstanding principal amount of the Term Loans, (iii) all outstanding interest accrued on or after May 1, 2014, and (iv) all other sums, if any, that shall have become due and payable hereunder, which shall be due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loans by Lender pursuant to Section 9.1(a) following the occurrence and during the continuance of an Event of Default, or (c) the prepayment of the Term Loans pursuant to Section 2.2 (d) or Section 2.2 (e).

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any multinational authority, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services (other than trade payables in the ordinary course of business and earn-outs), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to a Borrower;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” is the Internal Revenue Code of 1986, as amended.

“Lender” is defined in the preamble.

“Lender Entities” is defined in Section 12.7.

“Lender Expenses” are all reasonable, documented, out-of-pocket audit fees and expenses, costs, and expenses of Lender (including reasonable, documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, any subordination or intercreditor agreement, any Note, or notes or guaranties executed by Borrower or any other Person related to the Obligations, and any other present or future agreement between Borrower and/or for the benefit of the Lender and the Subsequent Lenders in connection with any of the foregoing, all as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” is a material adverse change in the business, operations, or financial condition of Borrower and its Subsidiaries, taken as a whole.

“Note” means a promissory note made by the Borrower in favor of Lender or a Subsequent Lender evidencing Term Loans made by Lender or such Subsequent Lender, substantially in the form of Exhibit B.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Lender Expenses, the Final Payment, and other amounts Borrower owes Lender and the Subsequent Lenders now or later, under this Agreement and the other Loan Documents, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender and the Subsequent Lenders, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation or organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means each of April 30, July 31, October 31 and January 31.

“Permitted Acquisitions” are the purchase or other acquisition of:

(a)                                 all of the equity interests in, or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one of more of its wholly-owned Subsidiaries, or

(b)                                 equity interests in any Person, not constituting all of the equity interests of such Person; provided that, each purchase or other acquisition pursuant to (a) or (b) of the “Permitted Acquisitions” definition meets the following criteria:

(i)                                     the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired or the equity of which is to be acquired shall be substantially the same or substantially related or complementary lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(ii)                                  no Event of Default shall have occurred and be continuing immediately before any such purchase or other acquisition, and no Default shall result therefrom, and

(iii)                               the Borrower shall have delivered to Lender: (A) in the case of any purchase or other acquisition for which the total consideration paid by or on behalf of the Borrower and its Subsidiaries exceeds $1,000,000, the Borrower shall have delivered to Lender at least ten (10) days prior to the date on which such purchase or acquisition is to be consummated (or such shorter period as may be agreed to by Lender), written notice of such proposed purchase or acquisition, which notice shall be accompanied by historical financial statements relating to the business of the Person to be acquired and financial projections relating to the Borrower and its Subsidiaries after giving effect to such acquisition; and (B) such other information as Lender may have reasonably requested (to the extent such information is reasonably available to the Borrower or a Subsidiary of the Borrower).

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to Lender and the Subsequent Lenders under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and listed on Schedule 1;

(c)                                  Subordinated Debt;

(d)                                 Up to $13,000,000 of convertible notes to be issued by Borrower;

(e)                                  unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)                                   Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)                                  Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(h)                                 Indebtedness of Borrower or a Subsidiary of Borrower owed to another Subsidiary or to Borrower;

(i)                                     to the extent constituting Indebtedness, judgments entered against Borrower or any Subsidiary of Borrower to the extent not otherwise constituting an Event of Default;

(j)                                    to the extent constituting Indebtedness, liabilities incurred in connection with financing of insurance premiums in the ordinary course of business;

(k)                                 Indebtedness in respect of deferred compensation incurred in the ordinary course of business;

(l)                                     Indebtedness incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements, provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements;

(m)                             Indebtedness of the Borrower or any of their respective Subsidiaries assumed in connection with any Permitted Acquisition and any permitted refinancings thereof; provided, that such Indebtedness is not incurred in contemplation of such acquisition;

(n)                                 loans and advances to employees, officers, directors or consultants in the ordinary course of business;

(o)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above, provided that the principal amount thereof is not increased, as the case may be, and related Contingent Obligations; and

(p)                                 Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, in Subsidiaries) existing on the Effective Date and listed on Schedule 1;

(b)                                 Investments consisting of cash and Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of Deposit Accounts;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board, or pursuant to any other equity-based employee compensation arrangements;

(g)                                  Investments (including debt obligations) received in connection with the Bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)                                     other Investments permitted by the investment policy adopted by the Board, a copy of which has been delivered to Lender;

(j)                                    Investments by Borrower and its Subsidiaries in Borrower and its Subsidiaries;

(k)                                 Loans and advances to employees, officers, directors or consultants in the ordinary course of business;

(l)                                     to the extent constituting Investments, any earnout or deferred portion of the sales price payable to any Loan Party;

(m)                             Permitted Acquisitions; and

(n)                                 other Investments not exceeding $25,000 in the aggregate in any fiscal year of the Borrower.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date and listed on Schedule 1 or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books;

(c)                                  purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)                                  Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions;

(f)                                   Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

(g)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)                                 Licenses, sublicenses, leases, and subleases (which may be exclusive as to specified fields of use, geographic areas and/or time periods) of Intellectual Property granted to third parties in the ordinary course of business;

(i)                                     deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds tenders, stay, customs bonds, governmental contract, trade contracts, performance and return of money bonds and other similar obligations or to secure liability to insurance carriers and other obligations of a like nature incurred in the ordinary course of business;

(j)                                    easements, rights-of-way, covenants, reservations, zoning and other restrictions, encroachments or other survey defects, defects or other irregularities in title (including leasehold title), prior rights of other Persons, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(k)                                 Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) on the fee interests in any real property subject to any lease, (iv) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (v) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(l)                                     Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(m)                             Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted hereunder and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any permitted refinancings thereof);

(n)                                 Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.3 and 8.6; and

(o)                                 other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $500,000.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means, as of any date of determination, Lender and Subsequent Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Term Loans.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller and General Counsel of Borrower.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender and the Subsequent Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lender entered into between Lender and the other creditor), on terms reasonably acceptable to Lender. For the avoidance of doubt, the Indebtedness existing on the Effective Date and listed on Schedule 1 shall not constitute “Subordinated Debt.”

“Subsequent Lenders” is defined in Section 2.2(b).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” is individually, the Initial Term Loan or any Subsequent Term Loan, and collectively, the Initial Term Loan and the Subsequent Term Loans.

“Term Loan Maturity Date” is July 5, 2017.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

LUCID, INC.

By:	/s/ L. Michael Hone
Name: L. Michael Hone
Title: Chief Executive Officer

LENDER:

NORTHEAST LCD CAPITAL, LLC

By:	/s/ C. Wesley Crowell
Name: C. Wesley Crowell
Title: Manager thereunto duly authorized

SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT

EXHIBIT A — COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All of Borrower’s assets, including all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, Intellectual Property, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing or anything to the contrary in the Security Agreement, the Collateral shall not, in any event, consist of any of the voting stock of any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, leasehold improvements, software and any interest in any of the foregoing.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), and rights to payment of any kind.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(i)                                     its Copyrights, Trademarks and Patents;

(ii)                                  any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(iii)                               any and all source code;

(iv)                              any and all design rights which may be available to a Borrower;

(v)                                 any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(vi)                              all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

SCHEDULE 1

Borrower’s exact legal name: Lucid, Inc.

Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office):

95 Methodist Hill Drive, Suite 500

Rochester, NY 14623

L. Michael Hone

Chief Executive Officer

10 Post Office Square

North Tower 11th Floor Suite 1150

Boston Mass. O2109

Deposit Accounts:

HSBC

Account name — Lucid, Inc.

West Henrietta, NY Office

3740 West Henrietta Rd., Rochester, NY 14623

Contact: Alan Taylor, Branch Manager, (585) 359-4612

Checking account ending in 9812

Money market account ending in 3659

Square 1 Bank

Account name — Lucid, Inc.

406 Blackwell St., #240, Durham, NC

Contact: Basil Kushnir, (919) 314-3134

Checking account ending in 0154

Money market account ending in 0782

HSBC UK

Account name — Lucid International Limited

31 High Street Neston CH64 9TU

Contact telephone 08457 60 60 60

Checking account ending in 7835

Collateral Locations:

As of March 31, 2011, $140,075 of Lucid’s equipment was held at offsite locations under a contracted trial period. These locations were primarily research hospitals and physicians’ offices.

Intellectual Property:

Lucid, Inc. holds two patents jointly with The General Hospital Corporation, Boston MA (“MGH”). Lucid is not currently using the technology under these patents and does not consider them material to our business.

Lucid, Inc. does not license any intellectual property at this time.

Investments:

Equity Investments in other corporations or entities:

None

Subsidiaries of Lucid, Inc.:

Lucid International Ltd. (100% owned by Lucid, Inc).

Indebtedness existing on the Effective Date:

Clifford Perlis

Type: promissory note	Term: current	Interest rate: 0	Balance: $109,666

Monthly payments of approx. $8,000 ending in July 2013

Dale Crane

Type: promissory note	Term: current	Interest rate: 0	Balance: $389,717

Currently making monthly payments of approx. $10,000. Final payment in January 2014.

Marlin Leasing Company

Type: software financing	3 months remaining	Balance: $1,352

Investments (including, without limitation, in Subsidiaries) existing on the Effective Date:

None

Liens existing on the Effective Date:

Secured Party: US Bancorp.; File No.:200802205180136; Filed: February 20, 2008; New York Secretary of State

No other liens.

EXHIBIT C-FORM OF NOTE

FORM OF NOTE

July           , 2012

$

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain Loan and Security Agreement, dated as of July 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lender and the Subsequent Lenders from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender for the account of the Lender in Dollars in immediately available funds at the Lender’s Office.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as and to the extent provided in the Agreement.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE.

LUCID, INC.

By:

Name:

Title: